UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2024

THE CORETEC GROUP INC.
(Exact name of registrant as specified in its charter)

Oklahoma	000-54697	73-1479206
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.)

600 S. Wagner Rd., Ann Arbor, MI	48103
(Address of Principal Executive Offices)	(Zip Code)

(866)916-0833
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement

On March 1, 2024, The Coretec Group, Inc. (the “Company”) entered into a Share Exchange Agreement (the “Share Exchange Agreement”) with Core Optics, LLC, a Virginia limited liability company (“Core Optics”), Core Optics Co., Ltd., a Republic of Korea corporation (“Operating Subsidiary”) and Core SS LLC, a Virginia limited liability company (the “Member”), which Member holds all outstanding membership interests in Core Optics. Pursuant to the Share Exchange Agreement, the closing of which remains subject to the satisfaction of various closing conditions, the Member agreed to sell all of its membership interests in Core Optics to the Company in exchange for the Company’s issuance of (i) Ten Million (10,000,000) shares of Series C Convertible Preferred Stock, par value $0.0002 per share, of the Company (the “Series C Preferred Stock”); and (ii) Seven-Hundred-Five Million Five-Hundred-Sixty-One Thousand Seventy-Six (705,561,076) shares of the Company’s common stock, par value $0.0002 (“Common Stock”), for the Membership Interests so transferred by the Member (the “Exchange”). Upon consummation of the Exchange, Core Optics will be a wholly-owned-direct subsidiary of the Company, Operating Subsidiary will be a wholly-owned-indirect subsidiary of the Company, the combined company will continue to operate under the name The Coretec Group, Inc., the Company’s Common Stock will continue to trade under the ticker symbol “CRTG”, and the Member is expected to beneficially own approximately 80% of the Company’s Common Stock on a fully-diluted basis.

Each share of the Series C Preferred Stock is expected to be convertible into One Hundred Fifty (150) shares of Common Stock and has a stated value of $3.00. The Preferred Stock is not expected to: require the payment of any dividends; include any operational covenants; or require the Company to redeem the Series C Preferred Stock. Each holder of Series C Preferred Stock is expected to be entitled to cast the number of votes equal to the number of shares of Company Common Stock into which the Series C Preferred Stock held by such holder are convertible. In addition, it is expected that all outstanding Series C Preferred Stock will be automatically converted after a mandatory conversion event, which will be set forth in a certificate of designation that the Company would file with the Secretary of the State of Oklahoma at or before the closing of the Exchange.

Consummation of the Exchange is subject to customary conditions, including without limitation, (i) the delivery to the Company by the Member or its designees, if any, of a representation letter attesting to its status as an “accredited investor;” (ii) the delivery to the Company by the Member or its designees, if any, a lock up agreement in the form attached to the Share Exchange Agreement; (iii) the delivery by the Company of lock up agreements, in the form attached to the Share Exchange Agreement, from certain members of the Company’s management; (iv) the delivery to the Company of the required consolidated financial statements, as specified under the Share Exchange Agreement; (v) delivery by the Company to Core Optics of an applicable notice or approval from the OTC Markets that Company’s Common Stock will continue to be continue to be quoted on the OTCQB after the Closing; and (vi) delivery by the Company and Core Optics of all required consents to consummate all transactions contemplated by the Share Exchange Agreement.

The Share Exchange Agreement contains certain termination rights for the Company, Core Optics, and the Member.

The foregoing description of the Share Exchange Agreement is not complete and is qualified in its entirety by reference to the Share Exchange Agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure

On March 6, 2024 the Company issued a press release announcing the signing of the Share Exchange Agreement. The full text of the press release is furnished herewith as Exhibit 99.1 and is incorporated by reference into this Item 7.01.

The information in Item 7.01, including Exhibit 99.1, is not deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section and is not deemed incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

10.1 Share Exchange Agreement dated March 1, 2024

99.1 Press Release dated March 6, 2024

104 Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Coretec Group Inc.
Date: March 6, 2024
	By:	/s/ Matthew J. Kappers
Matthew J. Kappers
Chief Executive Officer